EXHIBIT 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made between Icagen, Inc., which has a place of business at 4222 Emperor Blvd., Suite 350, Durham, NC 27703 (hereinafter “Sponsor”), and Quintiles, Inc. a North Carolina corporation having its principal place of business at 5927 S. Miami Blvd., Morrisville, NC 27560 (hereinafter “Quintiles”). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

Recitals:

A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

B. Sponsor and Quintiles desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage Quintiles from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Agreement:

1.0	Scope of the Agreement; Work Orders; Nature of Services.

(a)	Scope of Agreement. As a “master” form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Quintiles and Quintiles’ corporate affiliates (see Section 18) and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with Quintiles and its corporate affiliates for a broad range of services.

(b)

Work Orders. The specific details of each project under this Agreement (each “Project”) shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an

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intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.

(c)	Nature of Services. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, clinical pharmacology services, electrocardiogram (ECG) services, medical device services, and other research and development services requested by Sponsor and agreed to by Quintiles as set forth in the relevant Work Order (collectively, the “Services”). Quintiles and Sponsor, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Sponsor. The Transfer of Obligations Form will be filed with the Food and Drug Administration (“FDA”) by Sponsor where appropriate, or as required by law or regulation.

2.0	Payment of Fees and Expenses. Sponsor will pay Quintiles for fees, expenses and pass- through costs in accordance with the budget and payment schedule contained in each Work Order. Based on the estimated cash flow of the Project, Sponsor agrees that a prepayment may be needed for Quintiles to maintain cash neutrality over the term of the Project taking into account the payment terms agreed to between the parties. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) Quintiles will invoice Sponsor in accordance with the budget and payment schedule for its fees, and monthly for its expenses and pass-through costs incurred in performing the Services; and, (b) with the exception of any prepayment or advances and investigator invoices, which are due and payable upon receipt, all other invoice payments shall be made to Quintiles within thirty (30) days of receipt. In the event that taxes or duties, of whatever nature, are required to be made or withheld on payments made pursuant to this Agreement or an applicable Work Order by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Sponsor shall promptly pay said taxes and duties to the appropriate taxing authority without any deduction to any amount owed to Quintiles. Sponsor shall secure and deliver to Quintiles any official receipt for any such taxes paid. Alternatively, Quintiles may invoice Sponsor for the taxes, without a mark-up, as a pass-through expense, collect the taxes from Sponsor, and pay the taxes due on the Services. For the avoidance of doubt, the requirements of this provision shall not apply to any employment-related taxes, duties, or withholding and shall only apply to taxes applicable to the Services. Expenses and pass-through costs will be supported by a summary sheet. For Projects over multiple calendar years, the budget will include an annualization percentage. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Sponsor shall pay Quintiles interest in an amount equal to one percent (1%) per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within thirty (30) days of the date of the invoice.

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3.0	Term. This Agreement shall commence on the date it has been signed by all parties and shall continue for a period of five (5) years from the date of execution, or until terminated by either party in accordance with Section 17 below. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least 30 days prior to the renewal date that it does not want to renew the Agreement.

4.0	Change Orders. Any change in the details of a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or time lines result from, among other appropriate reasons, forces outside the reasonable control of Quintiles or changes in the assumptions upon which the initial budget or time lines were based, including, but not limited to, the assumptions set forth in the budget or timelines. Quintiles reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Sponsor shall file such amendment where appropriate, or as required by law or regulation.

5.0	Confidentiality. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information that are confidential and proprietary to Sponsor. All such data and information (hereinafter “Sponsor Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles’ operations, methods, and pricing and all Quintiles’ Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the “Quintiles Confidential Information”, and together with the Sponsor Confidential Information, the “Confidential Information”). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the written consent of the other party, which shall not unreasonably be withheld.

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These obligations of confidentiality, nondisclosure, and nonuse shall remain in effect for a period of ten (10) years after the completion or termination of the applicable Work Order.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed.

6.0	Ownership and Inventions. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to Sponsor and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor. Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively “Quintiles’ Property”). Sponsor and Quintiles agree that any Quintiles’ Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

7.0	Records and Materials. At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Section 2 herein. Alternatively, at Sponsor’s written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor. Sponsor shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

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8.0	Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority. If, however, Sponsor desires to conduct clinical trials in one or more countries that require a local representative, and Sponsor requests that Quintiles or its affiliates serve as its agent for that purpose, then Quintiles may serve as Sponsor’s agent for the purpose of fulfilling local sponsor or representative duties. Sponsor shall pay Quintiles for such local representative services at Quintiles’ standard daily rates, unless otherwise specified in the attached Budget.

Certain countries require that the local representative must indemnify sites for harm caused by the Study Drug or otherwise assume primary responsibility for harm caused by the Study Drug. Those countries are currently Singapore, Australia, Indonesia, Korea, Taiwan, China (depending on local regulatory requirements) and Mexico (if IMSS sites are used). If Sponsor requests that Quintiles serve as its local representative in those countries, the parties must negotiate and enter into a Local Representative Agreement, either as part of the applicable Work Order or as a stand alone agreement. In addition, if Sponsor is not based in the European Union (“EU”) and services will be performed in the EU, Sponsor may request that Quintiles serve as its Legal Representative in the EU, and, if Quintiles agrees, the parties will negotiate and enter into a separate agreement specifying the terms of such legal representation.

9.0	a) Regulatory Compliance. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug, and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. Regarding the FDA’s electronic records and signatures regulation, 21 CFR Part 11 (“Part 11”), Quintiles has a compliance plan in place as to its applicable database applications and electronic records systems and it is working diligently to implement its plan. Quintiles, however, is not responsible for the compliance or non-compliance of applications or systems used by third parties (including, but not limited to, investigative sites or third party laboratories), or any Part 11 audits or assessments thereof, unless such applications or systems are owned by Quintiles. Quintiles’ standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Scope of Work. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

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b) Inspections and Audits. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor in which Quintiles is providing Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed. During the term of this Agreement, Quintiles will permit Sponsor’s representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. Sponsor agrees that it shall not disclose to any third party any information ascertained by Sponsor in connection with any such audit or examination, except to the extent required by law or regulation. Sponsor shall reimburse Quintiles for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services (“Inspection”) instigated by Sponsor or by a governmental authority, unless such Inspection finds that Quintiles breached this Agreement or any applicable law or regulation.

10.0	Relationship with Investigators. If Quintiles will be obligated to contract with investigators or investigative sites (collectively, “Investigators”) then Quintiles will use its local CTA forms (“Local CTAs”) that have been developed for use in specific countries based on local requirements with the benefit of local legal advice, which have been prepared in local language and English language where applicable, unless an industry-standard form is required in the country in question or a site-specific form is required by a site that has been selected. If no Local CTAs or industry-standard form exists for the country at issue, the Quintiles Global CTA will be used. Any applicable Local CTAs, industry-standard forms, site-specific forms, and the Global CTA will be made available for inspection by the Sponsor upon request. Quintiles’ proposals, budgets and timelines are based on the use of the CTA forms specified above, and use of other forms may require changes to budgets and timelines and require increased costs for local legal review and translations. If an Investigator insists upon any material changes to any provisions that directly affect Sponsor (confidentiality, intellectual property, publication, protocol compliance and inspections), then Quintiles shall submit the proposed change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within five (5) working days. If the forms specified above, or any changes approved by Sponsor, differ from the terms of this Agreement or an applicable Work Order (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for any such provisions or changes. Unless otherwise stated in the attached Budget, the time incurred by Quintiles in negotiating CTA changes proposed by sites shall be billed at Quintiles’ Standard Rates.

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Quintiles reserves the right to contract with certain Investigators who a) may be employees of a Quintiles Affiliate; or, b) may employ or utilize the services of clinical research coordinators or similar personnel who may be employed or provided by Quintiles or its Affiliates. Quintiles’ affiliations with such Investigators will be identified to Sponsor upon request and payments made to such Investigators will be invoiced and paid as stated in the Investigator budget as approved by Sponsor. The parties acknowledge and agree that, except as to employees of Quintiles or its Affiliates, Investigators shall not be considered the employees, agents, or subcontractors of Quintiles. All Investigators, however, shall exercise their own independent medical judgment. Quintiles’ responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement or the applicable Work Order.

If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or prepayments received from Sponsor for Investigators’ services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor’s failure to make adequate pre-payment for Investigators’ services. Sponsor further acknowledges and agrees that payments for Investigators’ services are pass-through payments to third parties and are separate from payments for Quintiles’ Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

11.0	Third Party Indemnifications and Agreements. If any investigative sites or any other third parties, including, but not limited to, Data Safety Monitoring Boards, independent laboratories, Advisory Boards, or End Point Adjudication Committees (collectively, “Third Parties”), request an indemnification for loss or damage caused by the Sponsor’s Project, then Sponsor shall provide such indemnification directly to the Third Party. If Sponsor requests Quintiles’ assistance in negotiating the terms of such indemnities, Quintiles shall provide such negotiation services at its standard daily rates, unless otherwise agreed in the Work Order. Quintiles shall not sign such indemnifications on Sponsor’s behalf unless Sponsor has expressly authorized Quintiles to act as its agent for such purpose or has given Quintiles a written power of attorney to sign such indemnifications.

If Sponsor requests that Quintiles enter into agreements to retain Third Parties to perform services regarding the Project, such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor. Sponsor shall pay Quintiles for its reasonable time and expenses in negotiating and administering any such Third Party Agreements.

12.0	Conflict of Agreements. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement

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and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles in any study or Project without the written consent of Quintiles, which will not be unreasonably withheld.

13.0	Publication. Project results may not be published or referred to, in whole or in part, by Quintiles or its affiliates without the prior expressed written consent of Sponsor. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.

14.0	Limitation of Liability.

a)	Neither Quintiles, nor its affiliates, directors, officers, employees, subcontractors or agents shall have any liability (including without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect or consequential damages in connection with this Agreement or any Work Order or the Services performed by Quintiles.

b)	In no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of Quintiles or its affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed the amount of fees actually received by Quintiles from Sponsor under the applicable Work Order.

15.0	Indemnification. Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a “Quintiles Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

16.0	Indemnification Procedure. Quintiles shall give Sponsor prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with Sponsor and its legal representatives in the investigation of any matter the subject of indemnification. Quintiles shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

17.0

Termination. Sponsor or Quintiles may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on sixty (60) day’s prior written notice to Quintiles or Sponsor, as appropriate. Either party may terminate this

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Agreement or any Work Order for material breach upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close-out schedule, and Quintiles shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. If Quintiles determines, in its sole discretion, that its continued performance of the Services contemplated by one or more Work Orders would constitute a potential or actual violation of regulatory or scientific standards of integrity, then Quintiles may terminate the applicable Work Order(s) by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

If this Agreement or any Work Order is terminated, Sponsor shall pay Quintiles for all Services performed in accordance with this Agreement and any applicable Work Order and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. Sponsor shall pay for all the work actually performed in accordance with this Agreement and the applicable Work Order, even if the parties’ original payment schedule spreads-out payments for certain services or defers payments for certain services until the end of the Study. If payments are unit or milestone based, and the Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Sponsor will pay Quintiles’ standard fees for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or milestones. Sponsor shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles’ standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by Sponsor without cause, or by Quintiles for cause, and the total fees for the Project are greater than one million U.S. dollars in value, then Sponsor shall pay to Quintiles an amount equal to [**] percent ([**]%) of the budget for the remainder of Services that have not yet been performed and are scheduled to be performed within the six (6) months following termination, to cover Quintiles’ costs associated with early termination.

18.0

Relationship with Affiliates. Sponsor agrees that Quintiles may use the services of its corporate affiliates as subcontractors to fulfill Quintiles’ obligations under this Agreement or any Work Order. Quintiles shall remain responsible for all Services performed by its affiliates, and its affiliates shall be subject to all of the terms, conditions and rights applicable to Quintiles under this Agreement or any Work Order. Any affiliate of Quintiles or Sponsor may enter into a Work Order under this Agreement, and the

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terms, conditions and rights in this Agreement shall be incorporated into the Work Order and be binding on such affiliate. The term “affiliate” shall mean all entities controlling, controlled by or under common control with Quintiles. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

19.0	Cooperation; Sponsor Delays; Disclosure of Hazards. Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor’s possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor’s failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations, and any such failure by Sponsor shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure, unless Sponsor agrees in writing to pay any additional costs that would be required to meet the original timeline. If Sponsor delays a project from its agreed starting date or suspends performance of the project then either: a) Sponsor will pay the standard daily rate of the Quintiles’ personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the current team members; or, b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the costs of re-training new personnel. In addition, Sponsor will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay. Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

20.0	Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

21.0	Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

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If to Quintiles:	If to Sponsor:
Quintiles, Inc.	Icagen, Inc.
5927 South Miami Boulevard	PO Box 14487,
Morrisville, NC 27560	Research Triangle Park, NC 27709
Attn.: Vice President, Global Business Operations

With a copy to:

Quintiles Transnational Legal Department

P.O. Box 13979

Research Triangle Park, North Carolina

27709-3979

Attention: General Counsel

If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers. All information transmitted by Quintiles pursuant to this Agreement will be sent by the standard transmission method selected by Quintiles (telephone, facsimile, mail, personal delivery or email). Sponsor hereby consents and authorizes Quintiles to send facsimiles relating to the Services, or relating to potential future services, to any office of Sponsor or Sponsor’s affiliates.

22.0	Insurance. During the term of this Agreement to cover its obligations hereunder, each party shall maintain insurance coverage as follows: 1) (a) Professional Liability for Quintiles in an amount of at least US$[**]; (b) Clinical Trials and/or Product Liability for Sponsor in an amount of at least US$[**]; and 2) General Liability in amounts of at least US$[**]. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. The insured shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance.

23.0

Foreign Currency Exchange. The currency to be used for invoice and payment shall be United States Dollars, unless otherwise agreed by Sponsor and Quintiles (the “Contracted Currency”). If Quintiles incurs pass-through costs in a currency other than the Contracted Currency, then Sponsor shall reimburse Quintiles for Quintiles’ actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business day of the month in which such pass-through costs are submitted. If a currency referenced within the Budget is replaced by the Euro or otherwise ceases to become legal tender, the applicable replacement currency will be substituted for such currency for purposes of this provision at an established conversion rate. For Work Orders that involve the performance of Services by Quintiles or its affiliates in any countries that use currencies other than the Contracted Currency,

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and the fees for such Services will exceed $500,000, then a currency exchange provision shall be included in the Work Order.

24.0	Data Protection. Quintiles and Sponsor agree to comply with all applicable privacy laws and regulations. If the services will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area (“EEA”), then Sponsor shall serve as the controller of such data, as defined by the European Union (“EU”) Data Protection Directive (the “Directive”), and Quintiles shall act only under the instructions of the Sponsor in regard to personal data. If Sponsor is not based in the EEA, Sponsor must appoint an EEA company to act as its local representative for data protection purposes in order to comply with the Directive, and if Sponsor requests that a Quintiles Affiliate in the EEA serve as its local representative, and Quintiles agrees, then the parties shall negotiate and enter into a separate agreement specifying such representative duties. If Quintiles determines that it is required, the parties shall enter into a Data Transfer Agreement between the parties containing the Standard Contractual Clauses set forth by the EU Commission Decision of 15 June 2001 (Decision 2001/497/EC) before Quintiles will assume any such representative duties.

25.0	Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and Quintiles and their respective successors and permitted assignees. Except as stated above in Section 18, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

26.0	Choice of Law, Waiver and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

27.0	Survival. The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations), shall survive the termination of this Agreement or any Work Order.

28.0

Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the AAA closest to the Quintiles office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in

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accordance with AAA Rules. The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement.

29.0	Entire Agreement, Headings and Modification. Sponsor and Quintiles entered into a prior Master Services Agreement effective December 14, 1998, which this Agreement shall supersede and replace in its entirety. This Agreement, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Quintiles, Inc.		Icagen, Inc.

By:	/s/ Laura Sweet	By:	/s/ P. Kay Wagoner
	(signature)		(signature)
Print Name:	Laura Sweet	Print Name:	P. Kay Wagoner
Title:	Associate Director - Global Contracts	Title:	CEO
Date:	June 24, 2008	Date:	June 25, 2008

FEDERAL ID # 56 1323952

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Icagen, Inc. 05.14.08		June 24, 2008

EXHIBIT A

SAMPLE WORK ORDER

WORK ORDER

This Work Order (“Work Order”) is between Icagen, Inc. (“Sponsor”) and                      (“Quintiles”) and relates to the Master Services Agreement dated                     , (the “Master Agreement”), which is incorporated by reference herein. Pursuant to the Master Agreement, Quintiles has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time-to-time.

The parties hereby agree as follows:

1. Work Order. This document constitutes a “Work Order” under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2. Services and Payment of Fees and Expenses. The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK	ATTACHMENT 1
PROJECT BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4
TRANSFER OF OBLIGATIONS (if applicable)	ATTACHMENT 5
LOCAL REPRESENTATIVE DUTIES (if applicable)	ATTACHMENT 6

3. Term. The term of this Work Order shall commence on the date of execution and shall continue until the services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement. If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

4. Subcontractors. Any subcontractors or consultants (other than Quintiles’ affiliates) that will be used by Quintiles in performing the Services are listed below:

[Insert names of any subcontractors or consultants, other than Quintiles’ affiliates, that will be used]

5. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

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6. Currency Exchange. [Insert currency exchange provision in all Work Orders in which Quintiles will earn fees or incur expenses in excess of five hundred thousand U.S. Dollars in a currency differing from the invoice and payment currency]

7. Inflation and Cost Adjustment. [Insert cost adjustment provision and inflation provision, if appropriate.]

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

[Quintiles]	Icagen, Inc.

By:	By:

Title:	Title:

Date:	Date:

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